Exhibit 99.1

FOR IMMEDIATE RELEASE

STRATUS SERVICES GROUP, INC. REPORTS
PROFITABLE RESULTS FOR FIRST SIX MONTHS OF FISCAL 2006
(ENDING MARCH 31ST 2006)

Manalapan, New Jersey - July 14, 2006 - Stratus Services Group, Inc. (OTC Bulletin Board: SSVG.OB), the SMARTSolutions™ Company (the “Company” or “Stratus”), a leading provider of technology staffing and technology productivity consulting today reported that the Company was able to show a net profit for its first 6 months of fiscal 2006 due to its first quarter asset sale. The Company previously reported that they completed the necessary “trailing” effects of this process and began focusing on its new core business in IT Staffing. The profit was mostly attributed to the Company’s discontinued operations; however, the Company reported that its March 31st ending quarter saw a significant reduction in its operational losses, which the Company believes will in turn lead to a net break even in profits from continued operations by the end of its June 30th quarter. Joseph J. Raymond, CEO commented, “Clearly we have turned the corner as far as operational profitability goes, although those results have not yet been impacted on our financial numbers through March 31st. We believe the results of the June ending quarter will validate our new business model. It still remains imperative that we continue working with our creditors so that the Company has ample time to get healthy once again.”

The Company intends on updating its investors on their June ending quarter within the next several weeks.

About Stratus Services Group, Inc.

Stratus provides a broad range of information technology staffing and project consulting through its joint venture with Stratus Technology Services, LLC.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier of customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words intend, expect, should, project, anticipate, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made.

CONTACT:	STRATUS SERVICES GROUP, INC.	VALUE CAPITAL PARTNERS
	Michael A. Maltzman, Executive VP & CFO (732) 866-0300 - Fax (732) 866-6676	Charles Cocuzza or Mike Santini (480) 951-3402